                                                                    Exhibit 99.4


The Board of Directors
International Imaging Materials, Inc.
310 Commerce Drive
Amherst, New York 14228

Members of the Board:

        We hereby consent to the inclusion of our opinion letter to the Board of Directors of International Imaging Materials, Inc. ("IIMAK") as Annex C to the Joint Proxy Statement/Prospectus of IIMAK and PAXAR Corporation ("PAXAR") relating to the proposed merger transaction involving IIMAK and PAXAR and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY - The Merger - Opinion of IIMAK's Financial Advisor" and "THE MERGER
- Opinion of IIMAK's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                        By: /s/ Smith Barney Inc.
                                           ------------------------------
                                                SMITH BARNEY INC.

September 24, 1997